WPT Enterprises, Inc. Announces Third Quarter 2005 Financial Results

LOS ANGELES, November 8, 2005 – WPT Enterprises, Inc. (NASDAQ: WPTE) today announced results for the three months ended October 2, 2005. Business highlights for the quarter included strong product licensing revenues, continued expansion of the international distribution of our television show, and the commencement of operations of our online gaming site, www.WPTonline.com.

Revenues for the third quarter of 2005 were $2.1 million, compared to $3.0 million in the 2004 period, a 28.5% decrease. The net loss for the quarter was $1.6 million or a loss per fully diluted share of $0.08, compared to a net loss of $0.5 million, or $0.03 per fully diluted share, in the 2004 period.

“The third quarter represented continued progress for the World Poker Tour brand,” said Steve Lipscomb, President and CEO of WPT Enterprises. “We began to deliver Season Four of our highly successful television show and we saw very strong product licensing revenues. Additionally we further expanded international distribution of our show and commenced operations of our online gaming business. As we look ahead to 2006, we are confident in our ability to continue to execute our strategic plan successfully.”

Domestic television license revenues were $0.4 million in the third quarter of 2005, a decrease from $2.4 million in the third quarter of 2004. The decline was due to the delivery of only one Season Four episode during the third quarter of 2005 compared to six episodes of Season Two delivered during the comparable prior year period. Product licensing revenues were $0.9 million in the third quarter of 2005 compared to $0.2 million in the third quarter of 2004 due to an increase in the number of licensees of the World Poker Tour brand and continued growth from our existing licensees. International television licensing revenues increased to $0.4 million in the third quarter of 2005 from $0.3 million in the third quarter of 2004. The increase was attributable to additional distribution agreements in place for 2005.

Cost of revenues decreased to $0.6 million in the third quarter of 2005 from $1.9 million in the third quarter of 2004 primarily due to costs associated with the delivery of fewer episodes of the World Poker Tour television show. Production costs of approximately $0.2 million attributable to the premiere season of the Professional Poker Tour™ (PPT) were expensed during the quarter in accordance with WPTE’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. Additionally, cost of revenues in the third quarter of 2005 included approximately $0.2 million of non-cash compensation benefits related to consultant stock option awards compared to $0.3 million of non-cash compensation expense related to consultant stock options in the comparable prior year period.

Overall gross margins were 73.6% in the third quarter of 2005 compared to 34.7% in the third quarter of 2004. The higher gross margins in the third quarter of 2005 primarily result from the reduction of delivery of television episodes in the quarter, and increased product licensing revenues. Selling and administrative expenses increased to $3.3 million in the third quarter of 2005 compared to $1.5 million in the third quarter of 2004. This increase is primarily due to marketing and operating costs associated with the Company’s new internet gaming venture, WPTonline.com, as well as additional headcount costs, product licensing commissions, and legal and independent accountants’ fees incurred during the 2005 period associated with business development, increased product licensing revenues and, growth and regulatory compliance costs related to being a reporting public company.

At October 2, 2005, WPTE had no debt, and cash, cash equivalents and short-term investments totaling $30.5 million.

Revenues in the fourth quarter of 2005 are forecast to range from $4.5 – $5.0 million. This is attributable to an expected decrease in WPT episodes delivered from eight in the fourth quarter of 2004 to four in the fourth quarter of 2005. The remaining 16 episodes of Season Four are expected to be delivered during the first and second quarters of 2006. Additionally, WPTE does not expect to realize revenues associated with the PPT in the fourth quarter of 2005 as it does not expect to have a distribution agreement in place. The Company also expects to continue to increase its sales and marketing expenses related to WPTonline.com in the fourth quarter of 2005.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) creates internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE developed and owns the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs in the United States on the Travel Channel and in more than 120 territories globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly-held company. Photos and media information can be found online at: www.worldpokertour.com.

All trademarks and copyrights contained herein are the property of their respective holders.

###

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the uncertainty of the regulatory environment for online gaming, which may affect our ability to pursue our online gaming business fully or cause our activities to be found to be in violation of applicable United States or foreign regulations; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer 323-330-9900 tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley

Integrated Corporate Relations, Inc.

310-395-2215
agreenebaum@icrinc.com / apooley@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.
Condensed Balance Sheets
October 2, 2005 (unaudited) and January 2, 2005
	October 2, 2005	January 2, 2005
	(In thousands)
Assets

Current assets:
Cash and cash equivalents	$3,015	$4,525
Short-term investments	27,471	27,755
Accounts receivable, net of allowance	1,480	1,950
Deferred television costs	1,212	917
Deferred tax assets	95	136
Inventory	51	52
Other	944	624

	34,268	35,959

Property and equipment, net	1,361	703
Restricted cash	249	244
Other assets	446	207

	$36,324	$37,113

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$83	$17
Accrued payroll and related	242	292
Other accrued expenses	1,953	1,321
Due to parent	2	16
Deferred revenue	4,764	3,280

	7,044	4,926

Common stock subject to repurchase	—	618

Stockholders’ equity:
Preferred stock, par value of $0.001
Authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value authorized 100,000 shares;
20,158 and 19,480 shares issued and outstanding	20	19
Additional paid-in capital	34,128	32,767
Deficit	(4,787)	(1,205)
Accumulated other comprehensive loss	(79)	(6)
Deferred compensation	(2)	(6)

	29,280	31,569

	$36,324	$37,113

WPT ENTERPRISES, INC.
Condensed Statements of Loss
Three months ended October 2, 2005 and October 3, 2004
(unaudited)
2005		2004
	(In thousands, except per share data)
Revenues:

License fees:
Domestic television	$442	$2,350
International television	395	345
Product licensing	933	159

	1,770	2,854
Online gaming	170	—
Event hosting and sponsorship fees	73	92
Other	115	28

	2,128	2,974
Cost of revenues	561	1,942

Gross profit	1,567	1,032
Expenses:
Selling and administrative	3,319	1,508
Depreciation	56	44

	3,375	1,552

Loss from operations Other income (expense):	(1,808)	(520)

Interest income	254	56
Interest expense	—	(4)

Net loss	($1,554)	($468)

Net loss per common share — basic	($0.08)	($0.03)

Net loss per common share — diluted	($0.08)	($0.03)

Weighted average common shares outstanding — basic	19,721	16,748

	WPT ENTERPRISES, INC.
	Condensed Statements of (Loss) Earnings
	Nine months ended October 2, 2005 and October 3, 2004
	(unaudited)
	2005		2004
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television		$5,993	$9,545
International television		1,456	510
Product licensing		3,125	212
		10,574	10,267
Online gaming		170 -
Event hosting and sponsorship fees		1,785	1,360
Other		301	205
		12,830	11,832
Cost of revenues		8,125	7,059

Gross profit		4,705	4,773
Expenses:
Selling and administrative		8,908	3,473
Depreciation		113	111
		9,021	3,584

Earnings (loss) from operations		(4,316)	1,189

Other income (expense):
Interest income		734	56
Interest expense	—		(34)
	-
Net earnings (loss)		($3,582)	$1,211

Net earnings (loss) per common share — basic		($0.18)	$0.08

Net earnings (loss) per common share — diluted		($0.18)	$0.07

Weighted average common shares outstanding — basic		19,525	14,868
Dilutive effect of restricted stock	-		1,333
Dilutive effect of stock options	-		684
Dilutive effect of common stock subject to repurchase	-		15
Weighted average common shares outstanding — diluted		19,525	16,900